Exhibit 10.26

SECOND AMENDMENT TO

LICENSE AGREEMENT

This Second Amendment to License Agreement (the “Amendment”) is entered into effective as of June 13, 2014 (the “Amendment Effective Date”) by and between Gen-Probe Incorporated, a Delaware corporation, having a principal place of business at 10210 Genetic Center Drive, San Diego, California 92121-4362 (“Gen-Probe”), and Roka Bioscience, Inc., a Delaware corporation, having a principal place of business at 20 Independence Boulevard, 4th Floor, Warren, New Jersey 07059 (“Company”).

RECITALS

WHEREAS, Gen-Probe and Company entered into that certain License Agreement effective as of September 10, 2009, as amended by that certain First Amendment to License Agreement effective as of May 27, 2011 (as amended, the “License Agreement”); and

WHEREAS, Gen-Probe and Company wish to amend the License Agreement to modify certain terms of the License Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS

1.	Definitions. All capitalized terms used in this Amendment but not otherwise defined herein will have the respective meanings given to such terms in the License Agreement.

2.	Amendment of Section 3.1(a). Section 3.1(a) of the License Agreement is hereby amended and restated to read in its entirety as follows:

3.1(a) Gen-Probe. In addition to the equity issued to Gen-Probe pursuant to the Contribution Agreement, in partial consideration of the contribution of the Assets under the Contribution Agreement and the grant of the rights by Gen-Probe under Section 2.1, Company shall pay Gen -Probe royalties on Net Sales at the rates set forth on Schedule 3.1 under the heading “Total Gen-Probe Royalties” for Products for use on CUDA, Panther or Gen -Probe’s Tigris® instrument, as applicable. For the avoidance of doubt, royalties on Products for use on any other instrument developed or acquired by Company shall be paid at the same rates as set forth on Schedule 3.1 for Products for use on Panther instruments.

3.	Addition of Section 3.4. Section 3.4 is hereby added to the License Agreement, and shall read in its entirety as follows:

3.4 Royalty Reduction Option.

(a) Option Payment. In consideration for the rights, as set forth in this Section 3.4, for Company to reduce the royalties payable to Gen-Probe under the Agreement, Company shall pay Gen-Probe, within ten (10) business days after the Amendment Effective Date, the non-creditable, non-refundable sum of two million five hundred thousand dollars ($2,500,000).

(b) Royalty Reduction Option. Gen-Probe hereby grants to Company the option to reduce the royalties payable to Gen-Probe under this Agreement in accordance with the terms of this Section 3.4 (“Royalty Reduction Option”) at any time during the period commencing on the Amendment Effective Date through the second anniversary of the Amendment Effective Date (the “Option Period”).

(i) In the event Company successfully completes a firm commitment underwritten public offering resulting in at least $55.0 million of aggregate net proceeds (net of underwriting discounts and commissions and offering expenses) (such public offering, a “Qualified IPO”), the Royalty Reduction Option shall be deemed to be automatically exercised contemporaneously with the consummation of the Qualified IPO without any further action by Company or Gen-Probe (an “Automatic Option Exercise”). The date on which the Qualified IPO is consummated shall be deemed the “Automatic Exercise Date.”

(ii) In the event Company successfully completes a firm commitment underwritten public offering resulting in less than $55.0 million of aggregate net proceeds (net of underwriting discounts and commissions and offering expenses) (such public offering, a “Non-Qualified IPO”), Company, in its sole discretion, shall have the right to exercise the Royalty Reduction Option (the “Company Option Exercise”). In the event Company elects to exercise the Royalty Reduction Option through the Company Option Exercise, Company shall provide written notice to Gen-Probe of such election to exercise at least five (5) days prior to the consummation of the Non-Qualified IPO and the Royalty Reduction Option shall be deemed to be exercised contemporaneously with the consummation of the Non-Qualified IPO without any further action by Company or Gen-Probe. The date on which the Non-Qualified IPO is consummated shall be deemed the “Company Exercise Date.”

In the event neither a Company Option Exercise nor an Automatic Option Exercise occurs prior to the end of the Option Period, then the royalty rates set forth in this Agreement shall remain unchanged. In the event a Company Option Exercise or an Automatic Option Exercise occurs during the Option Period, Company shall pay the following consideration to Gen-Probe in the amounts and at the times specified below, and the royalty rates shall be accordingly reduced as set forth in Section 3.4(c):

(1) Equity and Cash Consideration. Within ten (10) business days of the Company Exercise Date or the Automatic Exercise Date, as the case may be, Company shall issue to Gen-Probe: (i) nine million five hundred fifty thousand three hundred and six (9,550,306) shares of common stock (the “Common Stock”), par value $0.001 per share, of Company (the “Shares”), as adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting all of the outstanding shares of Common Stock on a proportional basis occurring after the Amendment Effective Date and prior to the date of issuance of such Shares; and (ii) a non-creditable, non-refundable cash payment of eight million dollars ($8,000,000). Notwithstanding the foregoing, Gen-Probe understands and agrees that in connection with a Qualified IPO or a Non-Qualified IPO, Company intends to combine its outstanding shares of Series A common stock and Series B common stock into one class of common stock of Company. For purposes of this Amendment, all references to Common Stock herein shall be deemed to be such class of common stock authorized by Company at the time of the consummation of a Qualified IPO or a Non-Qualified IPO, as the case may be.

(2) Milestone Payments. Company shall make the following additional non-creditable, non-refundable milestone payments to Gen- Probe no later than thirty (30) days after the occurrence of the following milestone triggering events:

	Milestone Triggering Event	Milestone Payment

(i)	Company revenues of at least $10.0 million during any twelve month trailing period (including periods prior to the Amendment Effective Date)	$3.0 million

(ii)	Company revenues of at least $25.0 million during any twelve month trailing period (including periods prior to the Amendment Effective Date)	$3.0 million

(iii)	January 1, 2018	$5.0 million

(iv)	January 1, 2020	$5.0 million

(c) Royalty Rate Reduction. In consideration for the equity and cash payments by Company set forth in Sections 3.4(a) and 3.4(b), the royalty rates payable by Company to Gen-Probe under the Agreement for use of the Gen-Probe Intellectual Property, as set forth in Schedule 3.1, shall be reduced as follows:

	Rate Reduction Triggering Event	“Total Company” Royalty Rate Reduction (% of Net Sales)

(i)	The payment of the consideration set forth in Section 3.4(b)(1)	4%

(ii)	The payment of the consideration set forth in Section 3.4(b)(2)(i)	1%

(iii)	The payment of the consideration set forth in Section 3.4(b)(2)(ii)	3%

For the avoidance of doubt, the royalty rate reductions in the above table state reductions in the royalty as percentages of Net Sales and shall be effective from and after Gen- Probe’s receipt of the applicable consideration as set forth in the table above in this Section 3.4(c). For example, after Gen-Probe’s receipt of the payment of the consideration set forth in Section 3.4(b)(1), the “Total Company” royalty rate payable by Company to Gen-Probe on Company sales of NATs for use on the Panther (Atlas) instrument shall be reduced from 12% of Net Sales to 8.0% of Net Sales. After all three potential royalty rate reductions are applied, the “Total Company” royalty rate payable to Gen-Probe on Company sales of NATs for use on the Panther (Atlas) instrument shall be 4.0% of Net Sales. For the further avoidance of doubt, the royalty rate reductions contemplated hereby shall apply on a prospective basis only and in no event will Company be eligible to receive any credits for royalties paid or payable with respect to periods prior to the effectiveness of any royalty rate reduction pursuant to this Agreement.

(d) Royalty Reduction Acceleration. Company shall have the further right in its sole discretion to accelerate the royalty rate reductions specified in Section 3.4(c)(ii) and (iii), by paying the milestone payments specified in Section 3.4(b)(2)(i) and (ii) in advance of the occurrence of the applicable “Milestone Triggering Event” as set forth in Section 3.4(b)(2).

4.	Representations and Warranties of Company. Company hereby represents and warrants to Gen-Probe, as of the date hereof and as of the Company Exercise Date or the Automatic Exercise Date, as the case may be, unless otherwise specified, as follows:

(a) Organization and Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own and operate, license or lease its properties, whether tangible or intangible, and conduct its business as currently conducted and as proposed to be conducted by it and to enter into and perform this Amendment and to carry out the transactions required to be executed by Company contemplated by this Amendment. Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. “Material Adverse Effect” means a material adverse effect on the business, assets, operations or condition, financial or otherwise, of Company; provided, however, in no event shall any of the following, either individually or in combination, constitute a Material Adverse Effect: (a) changes in general business or economic conditions in Company’s industry; (b) any circumstance, change, or effect solely resulting from or arising out of, directly or indirectly, the fact that Company or Gen-Probe (rather than another party) is a party to the transactions contemplated by this Amendment; or (c) any failure by Company to meet internal projections of forecasts or predictions for any period.

(b) Authority for Agreement. The execution, delivery and performance by Company of this Amendment, and the consummation by Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Amendment has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The execution of, and performance of, the transactions contemplated by this Amendment and compliance with the provisions of this Amendment by Company will not violate any provision of law and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or require a consent or waiver under, (x)(i) Company’s Certificate of Incorporation or By-Laws or (ii) any material indenture, lease, agreement (including, without limitation, any loan and security agreement or any other agreement evidencing indebtedness) or other instrument to which Company is a party or by which it or any of its properties (whether tangible or intangible) is bound, other than those agreements for which Company has received the requisite consent, or (y) any decree, judgment, order, statute, rule or regulation applicable to Company.

(c) Governmental Consents. Except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Amendment, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Company in connection with the execution and delivery of this Amendment, and the offer, issuance, sale and delivery of the securities under this Amendment (the “Securities”), except such filings as shall have been made prior to and shall be effective on and as of Company Exercise Date or the Automatic Exercise Date, as the case may be. Based in part on the representations made by Gen-Probe in Section 5 hereof, the offer, sale and issuance of the Securities to Gen-Probe will be in compliance with all applicable federal and state securities laws.

(d) Capitalization. As of the date hereof, Company has a total authorized capitalization consisting of: (a) 142,255,835 shares of Common Stock, of which (i) 141,963,421 shares have been designated Series A Common Stock, of which (A) 13,906,923 shares are issued and outstanding; (B) 39,680,000 shares have been reserved for issuance upon conversion of Company’s Series B Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”); (C) 12,090,672 shares have been reserved for issuance upon conversion of Company’s Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”); (D) 33,634,669 shares have been reserved for issuance upon conversion of Company’s Series D Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”); (E) 33,601,367 shares have been reserved for issuance upon conversion of Company’s Series E Preferred Stock, $0.001 par value per share (“Series E Preferred Stock”); (F) 2,480,000 shares have been reserved for issuance upon exercise of outstanding warrants to purchase shares of Series B Preferred Stock; (G) 666,666 shares have been reserved for issuance upon exercise of warrants to purchase shares of Series E Preferred Stock; and (H) 9,049,790 shares have been reserved for issuance under Company’s 2009 Equity Incentive Plan, as amended (the “Plan”), and (ii) 292,414 shares have been designated Series B Common Stock, $0.001 par value per share, of which (A) 34,569 are issued and outstanding, and (B) 257,845 are reserved for issuance upon conversion of Company’s Series A Common Stock; and (b) 117,884,018 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which (i) 39,680,000 shares have been designated Series B Preferred Stock, 37,200,000 of which are issued and outstanding and 2,480,000 of which are reserved for issuance upon exercise of outstanding warrants; (ii) 12,090,672 shares have been designated Series C Preferred Stock, all of which are issued and outstanding; (iii) 32,511,979 shares have been designated Series D Preferred Stock, all of which are issued and outstanding; and (iv) 33,601,367 shares have been designated Series E Preferred Stock, 32,934,700 of which are issued and outstanding. All of the issued and outstanding shares of Company’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth in Schedule 4 or as otherwise provided in this Agreement, (1) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of Company is authorized or outstanding, (2) Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Company, and (3) Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. The issuance and sale of the Shares and all other outstanding shares of capital stock of Company is in compliance with any and all applicable rights of first refusal, preemptive rights or similar rights of any third party.

(e) Issuance of Securities. The issuance, sale and delivery of the Securities in accordance with this Amendment have been duly authorized by all necessary corporate action on the part of Company. Upon the completion of the Qualified IPO or Non-Qualified IPO, as the case may be, all such shares shall have been duly reserved for issuance. The Shares sold and delivered against payment therefor in accordance with the provisions of this Amendment will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by Gen-Probe.

(f) Brokers. Company has not retained any finder or broker in connection with the transactions contemplated by this Amendment and Company separately agrees to indemnify and save Gen-Probe harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Amendment asserted by any person on the basis of any agreement, statement or representation alleged to have been made by Company.

5.	Representations and Warranties of Gen-Probe. Gen-Probe hereby represents and warrants to Company, as of the date hereof and as of the Company Option Exercise and the Automatic Option Exercise, as the case may be, as follows:

(a) Accredited Investor. Gen-Probe is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, and understands that Company has relied upon its being an accredited investor in deciding to proceed with the transactions contemplated hereby, and in ascertaining the requirements of law applicable to the issuance and sale of the Shares being purchased hereby. Gen-Probe’s financial condition is such that Gen-Probe is able to bear all economic risks of investment in the Securities, including a complete loss of Gen-Probe’s investments therein. Gen-Probe acknowledges that Company has provided it with adequate access to financial and other information concerning Company as requested and that it has had the opportunity to ask questions of and receive answers from Company concerning the transactions contemplated under this Amendment and to obtain therefrom any additional information necessary to make an informed decision regarding an investment in Company.

(b) Investment. Gen-Probe is acquiring the Securities for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Amendment, Gen-Probe has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(c) Authority. Gen-Probe has full power and authority to enter into and to perform its obligations under this Amendment in accordance with its terms. Gen-Probe represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in Company. This Amendment has been duly executed and delivered by Gen-Probe and constitutes the valid and binding obligation of Gen-Probe, enforceable against Gen-Probe in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. The execution of, and performance of, the transactions contemplated by this Amendment and compliance with the provisions hereof by Gen-Probe will not, to its knowledge, violate any provision of law and, if applicable, will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a material default under, or require a consent or waiver under, its organizational documents (if any, and each as amended to date and as in effect as of the date hereof) or any material indenture, lease, agreement or other instrument to which Gen-Probe is a party or by which it or any of its properties (whether tangible or intangible) is bound, or any decree, judgment, order, statute, rule or regulation applicable to Gen-Probe.

(d) Unregistered Securities. Gen-Probe acknowledges and agrees that the Securities, and any shares issuable upon conversion or exercise thereof, must be held indefinitely until such time as they are subsequently registered under the Securities Act or an exemption from such registration is available. Gen-Probe has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which currently permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(e) Brokers. Gen-Probe has not retained any finder or broker in connection with the transactions contemplated by this Amendment and Gen-Probe separately agrees to indemnify and save Company harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions in connection with the transactions contemplated by this Amendment asserted by any person on the basis of any agreement, statement or representation alleged to have been made by Gen-Probe.

6.	Lock-Up. Gen-Probe agrees that for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is one hundred eighty (180) days after the first to occur of the Company Exercise Date or the Automatic Exercise Date, Gen-Probe will not, without the prior written consent of Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any of the Shares or any other securities of Company that are substantially similar to the Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any other securities of Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).

7.	No Other Amendments. Except as expressly provided in this Amendment, the License Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without further amendment thereto.

8.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Facsimile signatures are deemed equivalent to original signatures for purposes of this Amendment.

9.	Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. This Amendment is effective on the Amendment Effective Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Amendment, having read and understood the foregoing, acknowledge their legally binding acceptance of this Amendment by the signatures of their duly authorized representatives below.

GEN-PROBE INCORPORATED		ROKA BIOSCIENCE, INC.

By:	/s/ Robert W. McMahon	By:	/s/ Paul G. Thomas
Name:	Robert W. McMahon	Name:	Paul G. Thomas
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Schedule 4

Securities Outstanding or Authorized for Issuance	Number of Shares
Series A Common Stock Options Outstanding	7,194,580
Remaining Shares of Series A Common Stock Authorized to be issued under the 2009 Equity Compensation Plan	2,686,705
Series B Preferred Stock Warrants outstanding	2,480,000
Series E Preferred Stock Warrants outstanding	509,804
Series E Preferred Stock Warrants issuable upon borrowings under 3rd tranche of loan agreements	156,863
Additional Shares of Series B Common Stock Authorized	257,845